Exhibit (h)(4)
CENTRE FUNDS

 SHAREHOLDER SERVICES PLAN
This Shareholder Services Plan (the "Plan") dated May 27, 2016 constitutes the shareholder services plan of the Shares of the series (each, a "Fund" and collectively the "Funds") of Centre Funds (the "Trust") listed on Exhibit A (or specific classes of a Fund as indicated on Exhibit A).
Section 1. Each Fund is authorized to pay banks and their affiliates and other institutions, including broker-dealers ("Participating Organizations"), an aggregate fee in an amount not to exceed on an annual basis: (i) 0.15% for Investor Class Shares and (ii) 0.10% for Institutional Class Shares (the Investor Class and Institutional Class Shares are collectively referred to herein as "Shares") of the average daily net asset value of the respective class of Shares of such Fund (the "Plan Fee") as compensation for providing certain shareholder services (which services shall not include payments to registered representatives or personal services to a customer, but may include aggregating and processing purchase and redemption orders, providing beneficial owners with statements showing their positions, processing dividend payments, providing sub-accounting services for Shares held beneficially, forwarding shareholder communications and receiving, tabulating and transmitting proxies executed by beneficial owners and activities relating to omnibus accounts) pursuant to an agreement with each Participating Organization.
Section 2. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust.
Section 3. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.
Section 4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.
Section 5. The Plan may be terminated as to a particular class of Shares or as to all classes of Shares at any time, without any penalty, by a vote of the majority of the Trustees on sixty (60) days' notice.
Section 6. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:
(a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than sixty (60) days' written notice to any other party to the agreement; and
(b) that such agreement shall terminate automatically in the event of its assignment.
Section 7. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.
Section 8. As used in the Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

CENTRE FUNDS

By:	/s/ James A. Abate
Name:	James A. Abate
Title:	President

Exhibit A
(as approved by the Board of Trustees on May 27, 2016 and July 20, 2016)
Fund	Class of Shares
Centre American Select Equity Fund	Investor Class
Institutional Class

Centre Global ex-U.S. Select Equity Fund	Investor Class
Institutional Class

Centre Active U.S. Treasury Fund	Investor Class
Institutional Class

Centre Active U.S. Tax Exempt Fund	Investor Class
Institutional Class

Centre Multi-Asset Real Return Fund	Investor Class
Institutional Class

Centre Global Infrastructure Fund	Investor Class
Institutional Class